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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934



Possis Medical, Inc.
(Name of Issuer)

Common Stock

(Title of Class of Securities)

737407106

(CUSIP Number)

         April 11, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)








1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Black River Asset Management LLC
I.R.S. Identification No: 41-2066451



2.
Check the Appropriate Box if a Member of a Group (See Instructions)




(a)
....................................




(b)
.....................................



3.
SEC Use Only ....................................



4.
Citizenship or Place of Organization

Delaware

Number of
Shares
Beneficially

Owned by
Each Reporting
Person With



5.
Sole Voting Power:  0




6.

Shared Voting Power:  864,306
(see Item 4)




7.
Sole Dispositive Power:  0




8.

Shared Dispositive Power:  864,306
(see Item 4)



9.
Aggregate Amount Beneficially Owned by Each Reporting Person:  864,306
(see Item 4)



10.
Check if the Aggregate Amount in Row
(11) Excludes Certain
Shares (See Instructions)



11.
Percent of Class Represented by Amount in Row (9): 5.04%



12.
Type of Reporting Person (See Instructions): IA








1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Black River Long/Short Fund Ltd.
I.R.S. Identification No: 98-0475958



2.
Check the Appropriate Box if a Member of a Group (See Instructions)




(a)
....................................




(b)
.....................................



3.
SEC Use Only ....................................



4.
Citizenship or Place of Organization

Cayman Islands

Number of
Shares
Beneficially

Owned by
Each Reporting
Person With



5.
Sole Voting Power:  0




6.

Shared Voting Power:  615,106
(see Item 4)




7.
Sole Dispositive Power:  0




8.

Shared Dispositive Power:  615,106
(see Item 4)



9.
Aggregate Amount Beneficially Owned by Each Reporting Person:  615,106
(see Item 4)



10.
Check if the Aggregate Amount in Row
(11) Excludes Certain
Shares (See Instructions)



11.
Percent of Class Represented by Amount in Row (9): 3.58%



12.
Type of Reporting Person (See Instructions): OO






1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Black River Long/Short Opportunity Fund LLC
I.R.S. Identification No: 30-0330292



2.
Check the Appropriate Box if a Member of a Group (See Instructions)




(a)
....................................




(b)
.....................................



3.
SEC Use Only ....................................



4.
Citizenship or Place of Organization

Delaware

Number of
Shares
Beneficially

Owned by
Each Reporting
Person With



5.
Sole Voting Power:  0




6.

Shared Voting Power:  249,200
(see Item 4)




7.
Sole Dispositive Power:  0




8.

Shared Dispositive Power:  249,200
(see Item 4)



9.
Aggregate Amount Beneficially Owned by Each Reporting Person:  249,200
(see Item 4)



10.
Check if the Aggregate Amount in Row
(11) Excludes Certain
Shares (See Instructions)



11.
Percent of Class Represented by Amount in Row (9): 1.45%



12.
Type of Reporting Person (See Instructions): OO



Item 1.




(a)
Name of Issuer:  Possis Medical, Inc.


(b)
Address of Issuer's Principal Executive Offices:
9055 Evergreen Blvd NW
Minneapolis, MN  55433-8003


Item 2.


(a)
Name of Person Filing:
This statement is filed by: (i) Black River Asset Management LLC ("BRAM")
with respect to shares of common stock of the Issuer ("Shares") owned by Black River Long/Short Fund Ltd. ("Long/Short Fund") and Black River Long/Short Opportunity Fund LLC ("Opportunity Fund"); (ii) Long/Short Fund with respect to Shares owned by it; and (iii) Opportunity Fund with respect to Shares owned by it.


(b)

Address of Principal Business Office:
The address of the principal business offices of BRAM and Opportunity Fund is 12700 Whitewater Drive, Minnetonka, MN 55343.

The address of the principal business office of Long/Short Fund is P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands


(c)

Citizenship:
BRAM and Opportunity Fund are Delaware limited liability companies. Long/Short Fund is a Cayman Islands exempted company.



(d)
Title of Class of Securities: Common Stock.


(e)
CUSIP Number: 737407106


Item 3.
If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


(a)
[ ]
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).


(b)
[ ]
Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).


(c)
[ ]
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).


(d)
[ ]
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C
80a-8).



(e)
[X]
An investment adviser in accordance with Section
240.13d-1(b)(1)(ii)(E);


(f)
[ ]
An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);


(g)
[ ]
A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);


(h)
[ ]
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);


(i)
[ ]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-
3);



(j)
[ ]
Group, in accordance with Section 240.13d-
1(b)(1)(ii)(J).

Item 4.
Ownership.
The percentages used herein are calculated based upon the Shares issued and outstanding as of February 28, 2006, as reported on the Issuer's quarterly report on Form 10-Q filed for the quarterly period ended January 31, 2006.

As of close of business on April 11, 2006

1.	Black River Asset Management LLC ("BRAM")
(a)	Amount beneficially owned:  864,306
(b)	Percent of class:  5.04%
(c)	(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 864,306
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 864,306

2.	Black River Long/Short Fund Ltd. ("Long/Short Fund")
(a)	Amount beneficially owned:  615,106
(b)	Percent of class:  3.58%
(c)	(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 615,106
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 615,106

3.	Black River Long/Short Opportunity Fund LLC ("Opportunity Fund")
(a)	Amount beneficially owned:  249,200
(b)	Percent of class:  1.45%
(c)	(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 249,200
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 249,200


BRAM does not own any Shares or securities convertible into shares. Pursuant to an investment advisory agreement, BRAM has investment and voting power with respect to the securities held by the Long/Short Fund and Opportunity Fund.

Item 5.
Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


Item 6.
Ownership of More than Five Percent
on Behalf of Another Person.
Not Applicable



Item 7.
Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent Holding Company or Control
 Person
Not Applicable

Item 8.
Identification and Classification of Members
 of the Group
Not Applicable

Item 9.
Notice of Dissolution of Group
Not Applicable




Item 10.
Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 28, 2006

Black River Asset Management LLC

/s/  Robert Goedken
_____________________________
Signature

Name:  Robert Goedken
Title:   Chief Legal Officer















Date: April 28, 2006

Black River Long/Short Fund Ltd.
By: Black River Asset Management LLC
    Its Investment Adviser

/s/  Robert Goedken
_____________________________
Signature

Name:  Robert Goedken
Title:   Chief Legal Officer




Date:  April 28, 2006

Black River Long/Short Opportunity Fund LLC.
By: Black River Asset Management LLC
    Its Investment Adviser

/s/  Robert Goedken
_____________________________
Signature

Name:  Robert Goedken
Title:   Chief Legal Officer




Page 9 of 9

SCHEDULE 13G
CUSIP NO.  737407106